Hydrogen Engine Center, Inc. COO to Present at FSX Conference

For Immediate Release - April 26, 2007 - Algona, IA - Hydrogen Engine Center, Inc. (HEC) (OTCBB: HYEG.OB) announced today that the company’s Chief Operating Officer, Don Vanderbrook, will be presenting at the FSX Conference to be held at the Hilton San Francisco Financial District in San Francisco on Thursday, April 26 at 4:48pm. Mr. Vanderbrook will be discussing the company’s proven hydrogen engine/power generating solutions, and he will be reviewing with the analysts the company’s technology, current market-based projects and strategy for growth.

Hydrogen Engine Center has most recently shipped an Oxx Power™ genset to Grasim Industries in India. This genset will be running on hydrogen that is a byproduct of the chlor-alkali manufacturing process. The company has also shipped alternative-fueled engines to power urban busses. Vanderbrook will discuss the company’s technology, market-based proof points and its strategy for product leadership and sustainable growth.

Mr. Vanderbrook stated, “HEC has the enabling technology for power generation with near-zero emissions utilizing hydrogen as a fuel. By integrating our engine control technology and air/fuel delivery technology to our line of Oxx Power™ engines, we provide a prime mover that can be coupled with other forms of renewable energy, such as solar or wind, to provide a seamless power solution that can even be grid independent. This is evident with our 4 + 1™ system that is combined with wind power and electrolysis to provide continuous power. One of our current projects includes powering an island with the 4 + 1 technology coupled with wind as a renewable energy resource. Our engines and generator sets provide power when wind and sun conditions are not prevalent, thus enabling a truly seamless power solution.”

Mr. Vanderbrook added, “We are poised to deliver the technology commercially around the world. Our systems are very robust, and do not require highly specialized environmental controls to operate making them easily deployable.”

Upon the strength of its advanced technology, and its market-based proof points, HEC is ready to expand its manufacturing and sales. Vanderbrook will review these highlights, and also discuss the emerging use of ammonia as another reliable, strategic source of hydrogen to fuel the 21st century economy.

Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Media Contact:
Maggie Nye (maggie@vendely.com)
Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
818.783.3707